As filed with the Securities and Exchange Commission on November 1, 2019

Registration No. 333-198466

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT NO. 333-198466

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

United Financial Bancorp, Inc.

(People’s United Financial, Inc. as successor by merger to United Financial Bancorp, Inc.)

(Exact Name of Registrant as Specified in Its Charter)

Connecticut	27-3577029
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

225 Asylum Street

Hartford, Connecticut 06103

(860) 291-3600

(Address, including zip code, and telephone number, including area Code, of registrant’s principal executive offices)

Kristy Berner

Executive Vice President, General Counsel and Corporate Secretary

c/o People’s United Financial, Inc.

850 Main Street

Bridgeport, Connecticut 06604

(203) 338-7171

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies of all notices, orders and communications to:

Lee Meyerson, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

(212) 455-2000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the Registration Statement on Form S-3 (the “Registration Statement”), originally filed by United Financial Bancorp, Inc., a Connecticut corporation (the “Company”), with the U.S. Securities and Exchange Commission on August 29, 2014 (No. 333-198466), is being filed by People’s United Financial, Inc., a Delaware corporation (“People’s United”), as successor by merger to the Company, to withdraw and remove from registration the securities of the Company that had been registered but not issued under such Registration Statement.

This Registration Statement is being filed in connection with the closing on October 31, 2019 of the transactions contemplated by the Agreement and Plan of Merger, dated as of July 15, 2019, by and between the Company and People’s United, pursuant to which the Company merged with and into People’s United, with People’s United as the surviving corporation (the “Merger”), effective on November 1, 2019.

As a result of the Merger, any and all offerings of securities registered pursuant to the Registration Statement have been terminated. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, People’s United, as successor to the Company, hereby terminates the effectiveness of the Registration Statement and removes from registration all securities registered under the Registration Statement but that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford, State of Connecticut, on this 1st day of November, 2019.

PEOPLE’S UNITED FINANCIAL, INC. (as successor by merger to United Financial Bancorp, Inc.)

By:	/s/ John P. Barnes
Name: John P. Barnes
Title: Chairman and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.